Exhibit 99.1

April 30, 2012

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports first quarter of 2012 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the first quarter of 2012. Based on transaction volume, HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

First Quarter Results

The Company reported revenues of $51.9 million for the first quarter of 2012, an increase of $9.9 million, or 23.7%, compared to the first quarter of 2011 revenues of $41.9 million. The Company generated operating income of $2.8 million for the first quarter of 2012, a decrease of approximately $1.6 million, or 36.1%, when compared to 2011’s first quarter operating income of $4.3 million. This decline in operating income is primarily attributable to the increase in the Company’s compensation-related costs and expenses associated with, in part, the growth in headcount of 77 new associates over the past twelve months; an increase in performance-based incentive compensation accruals; increased stock compensation expense primarily related to mark-to-market adjustments on liability awards which are revalued each quarter; and increased operating, administrative and other costs such as travel and entertainment and supplies, research and printing, which are also related, in part, to the increased revenues, our headcount growth, and costs related to office expansion.

Interest and other income, net totaled $2.8 million, representing a slight a decrease of $31,000, or 1.1%, during the first quarter of 2012 compared to the first quarter of 2011. The Company recorded income

HFF reports first quarter of 2012 financial results

tax expense of $2.2 million in the first quarter of 2012, compared to income tax expense of $2.8 million in the first quarter of 2011, which is primarily due to the lower income before income taxes in the first quarter of 2012 compared to the first quarter of 2011.

The Company reported net income attributable to controlling interest for the first quarter of 2012 of $3.3 million (after a downwards adjustment to net income of approximately $0.1 million to reflect the impact of the noncontrolling ownership interest of HFF Holdings LLC (Holdings) in the Operating Partnerships) compared with a net income attributable to controlling interest of $4.0 million for the quarter ended March 31, 2011 (after a downwards adjustment to net income of approximately $0.3 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the first quarter of 2012 was $0.09 per diluted share compared to net income attributable to controlling interest for the first quarter of 2011 of $0.11 per diluted share.

EBITDA and Adjusted EBITDA (non-GAAP measures whose reconciliation to net income can be found within this release) for the first quarter of 2012 were $7.1 million and $7.3 million, respectively, which represent a decrease of $1.0 million, or 12.7%, and a decrease of $0.1 million, or 0.8%, respectively, as compared to $8.1 million and $7.3 million in the first quarter of 2011. This decrease in EBITDA and Adjusted EBITDA is primarily attributable to the decrease in operating income as discussed above.

HFF reports first quarter of 2012 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Mar. 31,
	2012	2011
Revenue	$51,878	$41,936

Operating expenses:
Cost of services	32,367	25,410
Operating, administrative and other	15,239	11,260
Depreciation and amortization	1,516	955

Total expenses	49,122	37,625

Operating income	2,756	4,311
Interest and other income, net	2,836	2,867
Interest expense	(9)	(10)
(Increase) decrease in payable under the tax receivable agreement	(9)	—

Income before income taxes	5,574	7,168

Income tax expense	2,177	2,821

Net income	3,397	4,347

Net income attributable to noncontrolling interest (1)	121	298

Net income attributable to controlling interest	$3,276	$4,049

Earnings per share - basic	$0.09	$0.11
Earnings per share - diluted	$0.09	$0.11

EBITDA	$7,099	$8,133

Adjusted EBITDA	$7,278	$7,334

HFF reports first quarter of 2012 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended March 31,
	2012		2011
By Platform	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$4,689,124	159	$2,252,468	112
Investment Sales	2,794,288	71	2,824,353	60
Structured Finance	160,074	9	106,271	5
Loan Sales	136,183	8	197,025	6

Total Transaction Volume	$7,779,669	247	$5,380,117	183

Average Transaction Size	$31,497		$29,400

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,653,000		$2,005,500
Loan Servicing Portfolio Balance	$28,188,669	2,148	$25,590,641	2,055

First Quarter Production Volume Results

Production volumes for the first quarter of 2012 totaled approximately $7.8 billion on 247 transactions, representing an increase in production volumes of 44.6% and an increase of 35.0% in the number of transactions when compared to first quarter of 2011 production of approximately $5.4 billion on 183 transactions. The average transaction size for the first quarter of 2012 was $31.5 million, approximately 7.1% higher than the comparable figure of approximately $29.4 million for the first quarter of 2011.

•	Debt Placement production volume was approximately $4.7 billion in the first quarter of 2012, representing an increase of 108.2% from first quarter of 2011 volume of approximately $2.3 billion.

•

Investment Sales production volume was slightly less than $2.8 billion in the first quarter of 2012, representing a slight decrease of 1.1% from first quarter of 2011 volume of approximately $2.8 billion.

•	Structured Finance production volume was approximately $160.1 million in the first quarter of 2012, an increase of 50.6% from the first quarter of 2011 volume of approximately $106.3 million.

HFF reports first quarter of 2012 financial results

•	Loan Sales production volume was approximately $136.2 million for the first quarter 2012, a decrease of 30.9% from the first quarter 2011 volume of $197.0 million.

•

At the end of the first quarter of 2012, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $1.7 billion compared to approximately $2.0 billion at the end of the first quarter of 2011, representing a 17.6% decrease.

•

The principal balance of HFF’s Loan Servicing portfolio increased to approximately $28.2 billion at the end of the first quarter of 2012 from $25.6 billion at the end of the first quarter of 2011, representing an increase of approximately 10.1%.

Business Comments

Pursuant to the Company’s strategic growth initiatives, HFF continued to expand its total employment and production ranks to their highest levels since the Company went public in January 2007. HFF’s total employment reached 520 as of March 31, 2012, which represents net increases of 77, or 17.4% and 22, or 4.4%, over the comparable totals of 443 and 498 as of March 31, 2011 and December 31, 2011, respectively. HFF’s total number of producers reached 211 as of March 31, 2012, which represents net increases of 33, or 18.5% and 20, or 10.5%, over the comparable totals of 178 and 191 as of March 31, 2011 and December 31, 2011, respectively. The increase in the total number of associates and producers over the past twelve months is due to the strategic addition of numerous new transaction teams located in our Dallas, TX, Denver, CO, Los Angeles, CA, Portland, OR, and Washington D.C. offices; the opening of new office locations in Tampa, FL and Denver, CO; and the promotion of a number of analysts to producer status as well as the recruitment of a number of individual transaction professionals. This significant growth over the past twelve months illustrates the Company’s continuing commitment to take advantage of strategic opportunities as they arise in an effort to serve its clients and grow its market share.

“Due primarily to the unprecedented quantitative easing by the U.S. Federal Reserve and other global central banks, we continue to see improvement in most of the core sectors of the U.S. commercial real estate capital markets, especially in the public markets. Although there have been minor temporary pullbacks

HFF reports first quarter of 2012 financial results

along the way, these improved conditions coupled with a slowly-improving economy continue to benefit certain sectors of the private debt and equity markets for select commercial real estate transactions, especially core properties in the major tier one markets and distressed assets in select major markets, when compared to the transaction environment in 2009 and in the first nine months of 2010,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer.

“That said, there remain numerous headwinds which have the potential to negatively impact these improving conditions in the global economy and in the U.S. capital and commercial real estate markets. Global concerns, such as the Eurozone’s continuing inability to solve its sovereign debt crisis and the inter-related capital issues in the majority of the European banks, the continued unrest and tensions in the Middle East, sovereign debt concerns in the U.S. coupled with serious budget issues at the federal, state and local levels combined with continuing high unemployment levels, have the potential to derail the slowly-improving economic and capital market conditions in the U.S. Generally speaking, the U.S. commercial real estate property level fundamentals, while continuing to improve in select major markets and in select property types such as multi-housing, remain soft, and they may also be vulnerable to rising interest rates that might come into play when the global central banks begin to remove the liquidity they have injected into the global financial system. Given that property level fundamentals have historically lagged the U.S. economy, we expect them to remain soft for select property types, especially in secondary and tertiary markets throughout 2012. These aforesaid headwinds have the potential to adversely impact transaction volumes relative to past historical norms in the U.S.,” said Mr. Pelusi.

“Since the fourth quarter of 2009, we have been continuously investing in our business and aggressively pursuing our strategic growth initiatives through both organic promotions and recruitment. During this period we have grown our headcount by more than 38% with the addition of a net total of 144 new, highly talented associates, including 52 new transaction professionals. In the past twelve months alone, we have grown our head count by 17.4% with the addition of a net total of 77 new, high-quality, talented associates, including 33 net new producers (an 18.5% increase), and our net growth in associates and producers during this period when compared to other comparable periods, as well as our total headcount of 520 associates, including 211 transaction professionals, are all new high-watermarks for the Company.

HFF reports first quarter of 2012 financial results

We believe our prudent investment in these talented associates combined with the continued mentoring of our current team of high-quality, talented associates by our Leadership Team will continue to pay long term dividends, enabling us to better serve our clients, best position the Company to take advantage of future strategic opportunities as they arise, capture additional market share and take advantage of the forecasted transaction volumes that are likely to arise from the more than $1.7 trillion of commercial real estate loans that are set to mature between now and 2017,” said Mr. Pelusi.

“During this quarter, we believe we also grew our market share, as evidenced by our healthy transaction activity across most of our capital markets services platforms and the resulting year-over-year quarterly revenue growth of nearly 25%. We also were able to continue to strengthen our balance sheet and our cash position during the quarter when compared to our balance sheet and cash position in first quarter of 2011,” said Mr. Pelusi.

“We believe our 211 transaction professionals, who have an average tenure of approximately 17.1 years in the commercial real estate industry, coupled with our enhanced disciplined management oversight from our Leadership Team, will enable us to continue to provide value-add winning solutions for our clients as they navigate these constantly changing inefficient capital markets. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies for them. Finally, we would like to thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.

Non-GAAP Financial Measures

This earnings press release contains two non-GAAP measures, EBITDA and Adjusted EBITDA, which, as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and Adjusted EBITDA and a reconciliation of EBITDA and Adjusted EBITDA with net income attributable to controlling interest, see the section of this press release titled “EBITDA and Adjusted EBITDA Reconciliation.”

HFF reports first quarter of 2012 financial results

Earnings Conference Call

The Company’s management will hold a conference call to discuss first quarter 2012 financial results on Tuesday, May 1st, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-804-6926 in the U.S and 857-350-1672 for international callers approximately 10 minutes prior to the start of the call and enter participant code 11458850. A replay will become available after 10:30 a.m. Eastern Time on May 1st and will continue through June 1st, 2012, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 14235057.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, May 1st, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 20 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, private equity and structured finance, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does

HFF reports first quarter of 2012 financial results

update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports first quarter of 2012 financial results

HFF, Inc.

Consolidated Balance Sheets (1)

(dollars in thousands)

(Unaudited)

	March 31, 2012	December 31, 2011

ASSETS
Cash, cash equivalents and restricted cash	$125,900	$141,843
Accounts receivable, receivable from affiliate and prepaids	8,234	3,918
Mortgage notes receivable	139,051	154,449
Property, plant and equipment, net	5,387	4,315
Deferred tax asset, net (2)	158,721	155,780
Intangible assets, net	17,379	16,849
Other noncurrent assets	1,222	1,297

Total assets	$455,894	$478,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$139,051	$154,449
Accrued compensation, accounts payable and other current liabilities	21,220	39,725
Long-term debt (includes current portion)	667	569
Deferred rent credit and other liabilities	4,504	3,508
Payable under the tax receivable agreement (2)	154,124	149,800

Total liabilities	319,566	348,051
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 36,911,900 and 35,983,965 shares outstanding, respectively	369	360
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital (2)	70,260	64,049
Treasury stock	(1,055)	(490)
Retained earnings	66,190	62,914

Total parent stockholders’ equity	135,764	126,833
Noncontrolling interest (2)	564	3,567

Total equity	136,328	130,400

Total liabilities and stockholders’ equity	$455,894	$478,451

HFF reports first quarter of 2012 financial results

Notes:

(1) The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering and after giving effect to the Operating Partnerships units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.

(2) During the three months ending March 31, 2012, Holdings exercised its exchange right under the Company’s amended and restated certificate of incorporation and exchanged 845,947 units in each of the Operating Partnerships for 845,947 shares of HFF, Inc.’s Class A common stock. As in the past, the Company intends to make an election under Section 754 of the Internal Revenue Code, which allows for the step-up in basis of the Operating Partnerships assets to fair market value at the time of the exchanges. As a result of this increase in tax basis, the Company is entitled to additional future tax benefits of approximately $5.1 million and has recorded this amount as a deferred tax asset on its consolidated balance sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings 85% of the amount of cash savings, if any, in U.S. federal, state and local taxes that the Company actually realizes as a result of the increases in tax basis and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. Therefore, the Company increased its payable under the tax receivable agreement by approximately $4.3 million. Additionally, due to the exchange transactions that occurred during the three month period ended March 31, 2012, the Company acquired an additional 2.3% in the Operating Partnerships and therefore the Company increased its Class A common stock at par value by approximately $8,000 and increased its additional paid in capital by $3.1 million while decreasing the noncontrolling interest by $3.1 million to reflect the ownership change. As of March 31, 2012, the Company owned 99.6% of the Operating Partnerships.

HFF reports first quarter of 2012 financial results

EBITDA Reconciliation

The Company defines EBITDA as net income attributable to controlling interest before interest expense, income tax expense, depreciation and amortization and net income attributable to the noncontrolling interest. Adjusted EBITDA is defined as EBITDA, adjusted to exclude: i) income from the initial recording of mortgage servicing rights acquired and retained; ii) stock-based compensation expense; and iii) (increase) decrease in payable under the tax receivable agreement. The Company uses EBITDA and Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate its overall operating performance. However, both EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA and Adjusted EBITDA as useful tools to assist in evaluating performance because they eliminate items related to capital structure and taxes, including, with respect to Adjusted EBITDA, the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining EBITDA and Adjusted EBITDA. The items that the Company has eliminated from net income attributable to controlling interest in determining EBITDA are interest expense, income tax expense, depreciation of fixed assets and amortization of intangible assets, and net income attributable to the noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs, and (iii) depreciation and amortization are necessary elements of the Company’s costs.

HFF reports first quarter of 2012 financial results

The items that the Company has eliminated from EBITDA in determining Adjusted EBITDA are: (i) stock-based compensation expense, which is a non-cash charge, (ii) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (iii) the increase (decrease) in payable under the tax receivable agreement which represents changes in a liability recorded on the Company’s consolidated balance sheet that is determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA and/or Adjusted EBITDA as a performance measure and also considers its GAAP results. EBITDA and Adjusted EBITDA are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

HFF reports first quarter of 2012 financial results

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to EBITDA and Adjusted EBITDA for the Company for the three months ended March 31, 2012 and 2011:

EBITDA and Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended March 31,
	2012	2011
Net income attributable to controlling interest	$3,276	$4,049
Add:
Interest expense	9	10
Income tax expense	2,177	2,821
Depreciation and amortization	1,516	955
Net income attributable to noncontrolling interest	121	298

EBITDA	$7,099	$8,133

Adjustments:
Stock-based compensation (a)	1,649	624
Initial recording of mortgage servicing rights	(1,479)	(1,423)
Increase (decrease) in payable under the tax receivable agreement	9	—

Adjusted EBITDA	$7,278	$7,334

(a)	Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation bonus plan or office profit participation bonus plans that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. See Note 2 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the quarter ending March 31, 2012, for further information regarding the Company’s accounting policies relating to its firm profit participation bonus plan and office profit participation bonus plans.

Stock-based compensation expense for the three months ended March 31, 2012 reflects $0.3 million expense recognized during such period that was associated with restricted stock granted in March 2012 under the Company’s firm profit participation bonus plan or office profit participation bonus plans in respect of 2011. Stock-based payments under such plans were first made in 2012 in respect of 2011. See Note 3 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the quarter ending March 31, 2012, for further information regarding the Company’s accounting policies relating to its stock compensation.

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